FORM 8K CURRENT REPORT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: January 18, 2013

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

6750 Antioch Road, Suite 305

Merriam, Kansas 66204

(Address of principal executive offices, including zip code)

+61 3 6231 3529

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 18, 2013 TXO Plc issued the following press release.  TXO and Empire are both investors in Tasmanian Oil and Gas Ltd.

18 January 2013

TXO PLC ("TXO" or "the Company")

UPDATE ON GRAND BAHAMA GROUP LIMITED INVESTMENT

TXO plc, the AIM quoted oil and gas investment company, announces by way of an update to the announcement dated 18th December 2012, that the Grand Bahama Group Limited ("GBG"), in which the Company has a current equity holding in GBG of 23.64%, has announced the following new contracts.

The Board of the GBG has announced that its wholly owned subsidiary Morgan Oil Marine (Bahamas) Limited ("MOM") has entered into two five-year minimum term contracts with two major shipping agents in the Bahamas, namely Freeport Ship Services Limited ("FSS") and Elnet Maritime Agency Limited ("Elnet").

With the newly commissioned 1 million gallon Barge "Martha" due to become operational on Monday 21 January 2013, the business will be in a position to start collecting the used oils and ships slops etc immediately. The oil recovered will then be offloaded and stored securely, pending completion of the Hydrocarbon Recovery Plant ("HRP"), which will now be funded in whole or in part from revenues being generated from the collection charges and the sale of new lubricants. As soon as the HRP is complete, the used oils will be reprocessed and sold as Reprocessed Fuel Oil, at a discounted rate to that dictated by the American Petroleum Index.

As this will have an uncertain, but significant bearing on any further investment required by MOM, GBG has agreed with TXO that it will be in the interests of both parties to enter into a new and revised Investment and Option Agreement, details of which will be announced in due course.

Elnet Maritime Services Limited ("Elnet")

Elnet is a ship agency and logistics Company that was established by local Bahamian, Elbert "Ellie" Hepburn in 2008. Since then, the business has enjoyed substantial [revenue/profit] growth in excess of 100% per annum.

The business focuses on long-term commitments and lasting relationships with customers, supplier and partners. They offer a full range of Ship agency services, including husbandry and specialise in serving the needs of the oil tankers that visit the two existing oil terminals on the Island, a third terminal of which is currently being planned. In 2012 they serviced over 600 ships calling at the two existing terminals.

Elnet has recently entered into a strategic partnership with GAC Group, one of the world's largest shipping agents, that represents more than 3,500 principals and 50,000 vessels annually.

Freeport Ship Service Limited ("FSS")

FSS is a ship agency and logistics Company, based in Freeport, Bahamas founded in 2003 by Jeremy Cafferata.

FSS handles the majority of the vessels that call at The Grand Bahama Shipyard including major cruise ship clients: Carnival Cruise Lines, Holland America Lines, Norwegian Cruise Line, Royal Caribbean Cruise Lines, Celebrity Cruises, Pullmantur and Princess Cruises.

In addition, FSS represents other prominent ship owners and managers at all ports of entry in Grand Bahama, namely: Freeport Container Port, Freeport Harbour Company, Bahama Rock, BORCO, Bradford Grand Bahama and South Riding Point. It also provides the same services to those ships out at anchorage.

What the Agency contracts mean for MOM

These Contracts offer MOM the exclusive rights to collect and reprocess used lubricating oils, Heavy Fuel Oil washings, contaminated fuels, tank residues, sludges, emulsions, oil interceptors and Ships effluent from the Agents' ship owning customers.

In addition, MOM has the right to supply new BP Castrol Marine lubricants under its existing BP Castrol Marine Distributorship that covers, exclusively, all of the Caribbean.

Both Elnet and FSS have agreed to actively promote MOM's services to all of their existing customers throughout the world and similarly to those ships contacting them as they enter Bahamian territorial waters.

Each contract is for a minimum term of five years, rolling annually thereafter and schedules a fixed rate tariff that MOM will charge ship owners for its services, dependent upon volume and the type of waste being collected. However, all tariffs to be charged to the Customer and commissions payable to the respective Agent are commercially sensitive in nature and cannot be publically disclosed at this time.

David Morgan, Chairman of GBG stated:

"All ships produce used oils and ships slops as they circumnavigate the globe, and are legally obliged under the international Marpol convention to offload their used oils at the next suitable port of call. Ships visiting Freeport, or requiring services as they pass close by, must go through one of the several shipping agents operating on the Island.

Up until now, the Agents have had to turn ships away as Freeport was unable to receive used oils, with the nearest reception facilities being based on the East coast of America. This has proved costly not just for Freeport, but for ship owners too both in terms of the fees to enter US ports and secondly, in terms of logistics, by virtue of the fact that fully laden ships often have to face stringent security controls in order to gain entry to a US Port. In some instances, this can take days.

Certainly, for the c. 4,800 ships visiting Freeport or sailing close by, perhaps on their way to the Panama Canal, it will still make good commercial sense to call at Freeport, even if they have to go onto the USA in any event.

Whilst the volumes we hope to collect will be significant, it is difficult to predict exact quantities. However, we forecast a minimum amount of 17,000 tonnes in the first year, in addition to the estimated 50,000 tonnes we hope to collect from the Grand Bahama Shipyard. This will equate to approximately 20 million gallons, depending upon the water content. Thereafter, we expect the volume to grow significantly as the market becomes aware of the new reception and the significant cost benefits of offloading in Freeport, as compared to the Eastern Seaboard of the USA.

The Hydrocarbon Recovery Facility once complete will have a 50-gallon per minute capacity and could run 24/7. There is also scope for considerably expanding the plant beyond that if and when it becomes necessary."

 "Ellie" Hepburn of Elnet said:

"We are delighted to announce our strategic relationship with Morgan Oil Marine. Since the beginning, we have had to turn ships away week after week, because of the heavy legal obligations that are imposed on ship-owners and the lack of such facilities here in Freeport.

Even though most of our customers are aware of the problems we have had in this regard, we still receive approximately 10 enquiries a month. Hence, we will be shouting it from the rooftops that such a service is now available here in Freeport.

Additionally, with Morgan Oil's 800 foot waterfront, there will be lots of other opportunities over and above used oil collection that we hope to explore together. This could include fuel lightering, the provision of fresh water and crew services etc.

We expect that Morgan Oil Marine will be busy beyond belief. This is a very important day for Freeport, the effects of which cannot be underestimated."

Jeremy Cafferata, President of Freeport Ships Services added:

"My comments on the desperate need for a facility of this nature on the Island are well documented and I cannot overestimate how important this will be in ensuring the future success of Freeport. The inability to deal with used oils of this nature has been the Port's biggest restriction on growth in recent years. It is crucial that we are able to offer such services in order to compete globally and take advantage of the significant volume increase of traffic that is expected as a result of the widening of the Panama Canal.

All of the Maritime businesses will welcome Morgan Oil Marine with open arms and over and above the Port itself, the ability for the Islands to be able to deal with their own waste oils will have a positive environmental impact throughout the Bahamas.

We are delighted that we have entered into this contract with MOM and we look forward to a long, prosperous and mutually beneficial relationship for the many years to come."

Tim Baldwin, Chairman of TXO commented:

"We are delighted with the progress of GBG and are in the process of negotiating a new and revised Investment and Option Agreement, so that we may invest further monies and increase our equity holding. GBG helps balance our portfolio of assets as we consider it a low risk, sustainable and cash generative business. These two contracts are an early indication of what we can expect and should help to provide TXO shareholders with an excellent return on their investment."

For further information, please contact:

TXO PLC

Tim Baldwin, Chairman           +44 (0) 207 518 4300

Fox-Davies Capital Limited

Simon Leathers                       +44 (0) 20 3463 5022

Richard Hail

Lothbury Financial Services Limited

Michael Padley                       +44 (0) 20 3440 7620

Chris Roberts

Contact: Malcolm Bendall

+61 3 6231 3529

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: January 18, 2013

By:   /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer